PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Home Diagnostics Reports Third Quarter 2007 Financial Results
- Quarterly Revenue increased 5.4% to $31.7 million -
- Gross Margin expanded 200 basis points to 65.2% -
- EPS of $0.27, including $0.02 from insurance settlement -

FORT LAUDERDALE, Fla. – November 8, 2007 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today financial results for the third quarter ended September 30, 2007.

Total revenue for the third quarter was $31.7 million, up 5.4% from $30.1 million in the third quarter of last year. Retail channel sales increased 5.2% year-over-year reflecting strength in the Company’s co-branding strategy and positive results from in-store promotional activities by our customers. Distribution channel sales increased 1.7% reflecting higher sales as a result of recent wholesaler trade shows. Distribution sales in the quarter were negatively impacted by 5.4% due to continued lower sales from a customer in Puerto Rico. Mail service channel sales were up 5.1% driven by new customer relationships. International sales were up 33.3% reflecting new distribution to a major Canadian drug store chain and two Canadian distributors, as well as continued steady growth in Australia and Latin America.

.Gross profit for the third quarter of 2007 was $20.7 million, compared to $19.0 million in the third quarter of 2006. As a percentage of sales, gross margin increased to 65.2% from 63.2% in the prior year. The increased gross profit margin was primarily the result of cost savings from test strip manufacturing process improvements and increased biosensor strip production volume.

Selling, general and administrative expenses were $12.0 million for the third quarter of 2007, compared with $10.6 million in the third quarter of 2006. The increase is primarily due to higher sales and marketing costs to support increased advertising and promotions, managed care and other strategic initiatives as well as public company costs.

Research and development expenses were $2.2 million for the third quarter of 2007, compared with $2.1 million in the third quarter of 2006. The Company’s research and development focus continues to be on investments in new product development and the validation of new manufacturing equipment for the TRUEresult product, which the Company expects to launch in 2008.

Operating income for the third quarter of 2007 was $6.8 million or 21.6% of sales, compared to operating income of $6.3 million or 20.9% of sales for the third quarter of 2006. Operating income for the third quarter of 2007 includes $0.5 million or 1.4% of sales from an insurance settlement in connection with litigation.

For the three-month period ended September 30, 2007, the Company reported net income of $5.2 million and diluted earnings per share of $0.27 based on weighted average shares outstanding of 19.6 million. Excluding the insurance settlement described above, adjusted net income for the third quarter 2007 was $4.9 million or $0.25 per diluted share*. Net income for the three-month period ended September 30, 2006 was $6.4 million or $0.30 per diluted share based on 16.9 million weighted average shares outstanding. Net income for the third quarter 2006 was positively impacted by a tax benefit of $1.2 million primarily related to previously unclaimed research and development tax credits for tax years 1998 to 2005 and a non-cash gain of $1.3 million for the change in the fair value of the warrant put option.

J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics said, “We are pleased with our financial performance and strong earnings in the third quarter. Our earnings benefited from higher gross margins, reflecting cost efficiencies from the investment we made earlier this year to improve our test strip manufacturing process. Our international business continues to gain momentum, led by new distribution in Canada, which we expect to continue to grow based on our successful distribution strategy with leading retailers and wholesalers in the Canadian market.

“We remain confident in our long-term value proposition for the domestic marketplace, but based on short-term weaknesses in certain of our domestic business channels we believe it is prudent to lower our outlook for the remainder of 2007. We are taking several strategic measures to address these weaknesses and expect these initiatives to improve top-line performance and earnings growth.”

Guidance
Based on the third quarter 2007 results and the outlook for the remainder of 2007, the Company is adjusting its full year 2007 financial guidance. It now expects total revenue to be approximately $115 million and adjusted earnings per diluted share to be in the range of $0.53 to $0.54. Adjusted earnings per share excludes the insurance settlement related to litigation described above.

Conference Call
Management will hold a conference call on Thursday, November 8, 2007 at 5:00 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com.

After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through December 8, 2007. In addition, a telephonic replay of the call will be available until November 15, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 259322.

*Use of Non-GAAP Financial Measures

This press release and the financial schedules hereto include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe this non-GAAP measure provides investors with a better baseline for assessing our future earnings potential. The non-GAAP measure included in this release is provided to give investors access to the types of measures that we use in analyzing our results.

This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. A schedule that reconciles GAAP net income to non-GAAP adjusted net income is included in the financial schedules accompanying this release.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (Nasdaq:HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TrueTrack Smart System®, Sidekick®, TRUEread™, TrackEASE Smart System® and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TrueTrack Smart System, Sidekick, TRUEread, TrackEASE Smart System, and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006	% to Sales	2007	% to Sales	2006	% to Sales	2007	% to Sales
Net sales	$30,059,915	100.0%	$31,684,101	100.0%	$85,761,369	100.0%	$87,834,473	100.0%
Cost of sales	11,052,625	36.8%	11,025,302	34.8%	33,517,762	39.1%	34,180,896	38.9%

Gross profit	19,007,290	63.2%	20,658,799	65.2%	52,243,607	60.9%	53,653,577	61.1%

Operating expenses
Selling, general and administrative (including stock-based compensation expense of $145,251 and $149,525 and $1,335,125 and $889,490 for the three and nine months ended September 30, 2006 and 2007, respectively)	10,647,742	35.4%	12,028,896	38.0%	32,726,928	38.2%	35,136,687	40.0%
Research and development	2,086,096	6.9%	2,231,292	7.0%	5,832,944	6.8%	6,500,479	7.4%
Insurance Settlement	—	0.0%	(450,000)	-1.4%	—	0.0%	(450,000)	-0.5%

Total operating expenses	12,733,838	42.4%	13,810,188	43.6%	38,559,872	45.0%	41,187,166	46.9%

Income from operations	6,273,452	20.9%	6,848,611	21.6%	13,683,735	16.0%	12,466,411	14.2%

Other income (expense)
Change in fair value of warrant put option	1,334,151	4.4%	—	n/a	58,700	0.1%	—	n/a
Interest (expense) income, net	(33,128)	-0.1%	447,763	1.5%	(194,063)	-0.2%	1,218,044	1.4%
Other, net	129,917	0.4%	12,579	0.0%	28,936	0.0%	64,186	0.1%

Total other income (expense)	1,430,940	4.7%	460,342	1.5%	(106,427)	-0.1%	1,282,230	1.5%

Income before provision for income taxes	7,704,392	25.6%	7,308,953	23.1%	13,577,308	15.8%	13,748,641	15.7%
Provision for income taxes	1,336,366	4.4%	2,104,805	6.7%	4,020,876	4.7%	4,229,903	4.9%

Net income	$6,368,026	21.2%	$5,204,148	16.4%	$9,556,432	11.1%	$9,518,738	10.8%

Earnings per common share:
Basic	$0.45		$0.29		$0.69		$0.53

Diluted	$0.30		$0.27		$0.57		$0.48

Weighted average shares used in computing earnings per common share:
Basic	14,150,876		18,115,897		13,857,902		17,953,529

Diluted	16,899,801		19,559,220		16,585,288		19,706,031

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	September 30,
	2006	2007
Selected Balance Sheet Data:
Cash and cash equivalents	$26,487,163	$33,227,602
Working capital	42,400,903	46,900,996
Total assets	117,676,015	133,969,802
Total debt	—	—
Total stockholders’ equity	97,112,623	106,693,144

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Cash Flow Data:
Cash Provided by Operating Activities	$8,514,794	$4,752,482	$12,104,748	$13,901,256
Cash Used in Investing Activities	(1,893,074)	(1,542,324)	(7,388,714)	(6,550,868)
Cash (Used in) Provided by Financing Activities	21,140,731	(2,581,179)	19,697,672	(628,138)

     Revenue by Channel:

	Three Months Ended September 30,
	2006		2007		Increase
Retail	$5,476,177	18.2%	$5,761,852	18.2%	$285,675	5.2%
Distribution	19,013,959	63.2%	19,336,111	61.0%	322,152	1.7%
Mail Service	2,968,047	9.9%	3,118,992	9.9%	150,945	5.1%
International	2,601,732	8.7%	3,467,146	10.9%	865,414	33.3%

	$30,059,915	100.0%	$31,684,101	100.0%	$1,624,186	5.4%

	Nine Months Ended September 30,
	2006		2007		Increase	(Decrease)
Retail	$17,508,584	20.4%	$18,512,802	21.1%	$1,004,218	5.7%
Distribution	50,300,184	58.6%	48,402,884	55.1%	(1,897,300)	-3.8%
Mail Service	9,417,049	11.0%	10,471,405	11.9%	1,054,356	11.2%
International	8,535,552	10.0%	10,447,382	11.9%	1,911,830	22.4%

	$85,761,369	100.0%	$87,834,473	100.0%	$2,073,104	2.4%

Home Diagnostics, Inc.
Reconciliation of GAAP Net Income
and Non-GAAP adjusted Net income

	Three Months Ended September 30,
	2006	2007
GAAP net income	$6,368,026	$5,204,148
Add (Deduct):

Insurance settlement	—	(450,000)
Change in fair value of warrant put option	(1,334,151)	—
Tax effect of above	—	139,500
R&D credit and other tax adjustments	(1,158,000)	—

Non-GAAP adjusted net income	$3,875,875	$4,893,648